News Release

Pioneer Natural Resources Reports First Quarter 2022 Financial and Operating Results

Dallas, Texas, May 4, 2022 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended March 31, 2022. Pioneer reported first quarter net income attributable to common stockholders of $2.0 billion, or $7.85 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the first quarter was $2.0 billion, or $7.74 per diluted share. Cash flow from operating activities for the first quarter was $2.6 billion.

Highlights

•Generated strong first quarter free cash flow1 of $2.3 billion

•Declared quarterly base-plus-variable dividend of $7.38 per share to be paid during the second quarter

•Repurchased $250 million of shares during the first quarter

•Returning 88% of first quarter free cash flow to shareholders

CEO Scott D. Sheffield stated, "Pioneer continued driving value for shareholders during the first quarter, generating over $2.3 billion in free cash flow, with nearly 90% of the free cash flow being returned to shareholders through our differentiated return of capital program. Our peer-leading return of capital strategy, which combines a strong base dividend, a substantial variable dividend and opportunistic share repurchases, creates significant long-term value for shareholders.

"During the first quarter, we reported over $2 billion of net income, supporting our forecast to deliver a return on capital employed for the year of greater than 30%2. Consistent with our robust investment framework, underpinned by our low reinvestment rate and industry-leading return of free cash flow, the Board declared a second quarter base-plus-variable dividend of $7.38 per share, equating to an annualized yield of 13%, which is the highest yield in the S&P 500, combined with repurchasing $250 million of stock during the first quarter.

"Pioneer’s returns-focused investment framework, which prioritizes free cash flow and allows for disciplined oil growth of up to 5%, is anchored by our deep inventory of high-return well locations and our ESG leadership, which provides the ability to deliver sustainable and durable long-term shareholder value for decades."

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the first quarter of $2.4 billion and net debt of $3.3 billion. The Company had $4.4 billion of liquidity as of March 31, 2022, comprised of $2.4 billion of unrestricted cash and a $2.0 billion unsecured credit facility (undrawn as of March 31, 2022).

Cash flow from operating activities during the first quarter was $2.6 billion.

During the first quarter, the Company’s drilling, completion and facilities capital expenditures totaled $830 million, with total capital expenditures3, including water infrastructure, totaling $852 million.

For the second quarter of 2022, the Board of Directors has declared a quarterly base-plus-variable dividend of $7.38 per share, comprising a $0.78 base dividend and $6.60 variable dividend. The second quarter total base-plus-variable dividend represents (i) an annualized yield of approximately 13%4 and (ii) a 95% increase from the first quarter total base-plus-variable dividend.

In addition to a significant dividend payout, the Company continues to evaluate opportunistic share repurchases. During the first quarter of 2022, the Company repurchased $250 million of common stock at an average share price of $237. Pioneer believes this peer-leading return of capital strategy, which combines a strong base dividend, a substantial variable dividend and opportunistic share repurchases, creates significant value for shareholders5. The combination of second quarter quarterly dividends and first quarter share repurchases, on an annualized basis, represents a total stockholder return yield of approximately 15%6.

Financial Results

For the first quarter of 2022, the average realized price for oil was $94.60 per barrel. The average realized price for natural gas liquids (NGLs) was $41.37 per barrel, and the average realized price for gas was $4.81 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $11.14 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $10.69 per BOE. Exploration and abandonment costs were $14 million. General and administrative (G&A) expense was $73 million. Interest expense was $37 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a gain of $65 million. Other expense was $77 million, or $30 million excluding unusual items7.

Operations Update

Pioneer continues to deliver strong operational performance in the Midland Basin. The Company has increased its forecasted drilled lateral length per well in 2022, with an expected average length of 10,500 feet, representing a 4% increase compared to 2021. This increase includes adding approximately fifty wells with 15,000-foot laterals to the 2022 program. Pioneer has also consistently increased its completed feet per day for both simulfrac and zipper fleets. In 2021, the Company’s completed feet per day increased over 20%, when compared to 2020, with further increases expected in 2022.

Drilling longer laterals, reducing drilling days per well and completing more feet per day, among other operational efficiencies, continue to improve capital efficiency and is helping to mitigate cost inflation pressures being experienced by the industry.

These strong operational efficiencies enabled Pioneer to place 138 horizontal wells on production during the first quarter.

As previously disclosed, the Company's contracted sand supply was disrupted by a third-party sand mine outage during the first quarter, impacting forecasted second quarter production. The sand mine outage was fully restored in late March. The Company has temporarily added one additional frac fleet during the second quarter to mitigate the impact to the Company's full-year production forecast.

2022 Outlook

The Company expects its 2022 total capital budget3 to range between $3.3 billion to $3.6 billion. Pioneer expects its capital program to be fully funded from 2022 operating cash flow8, which is forecasted to be greater than $12.5 billion.

During 2022, the Company plans to operate an average of 22 to 24 horizontal drilling rigs in the Midland Basin, including a three-rig average program in the southern Midland Basin joint venture area. The 2022 capital program is expected to place 475 to 505 wells on production. Pioneer expects 2022 oil production of 350 to 365 thousand barrels of oil per day (MBOPD) and total production of 623 to 648 thousand barrels of oil equivalent per day (MBOEPD).

Second Quarter 2022 Guidance

Second quarter 2022 oil production is forecasted to average between 342 to 357 MBOPD and total production is expected to average between 623 to 648 MBOEPD. Production costs are expected to average $11.00 per BOE to $12.50 per BOE. DD&A expense is expected to average $10.50 per BOE to $12.00 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $70 million to $80 million. Interest expense is expected to be $32 million to $37 million. Other expense is forecasted to be $20 million to $40 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $25 million to a loss of $55 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be between 22% to 27%, with cash taxes expected to be $120 million to $140 million, representing estimated federal and state tax payments that will be paid based on forecasted 2022 taxable income.

Environmental, Social & Governance (ESG)

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

For more details, see Pioneer’s 2021 Sustainability Report and 2021 Climate Risk Report at
pxd.com/sustainability.

Earnings Conference Call

On Thursday, May 5, 2022, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended March 31, 2022, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (800) 289-0720 and enter confirmation code 3922257 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through May 31, 2022. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of the Company are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity and oil and gas demand; the impact of armed conflict and political instability on economic activity and oil and gas supply and demand; competition; the ability to obtain drilling, environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industries in which it operates, including potential changes to tax laws; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs, including the potential impact of increases due to supply chain disruptions, and results of drilling and operating activities; the risk of new restrictions with respect to development activities, including potential changes to regulations resulting in limitations on the Company's ability to dispose of produced water; availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled; the Company's ability to achieve its emissions reductions, flaring and other ESG goals; access to and cost of capital; the financial strength of (i) counterparties to Pioneer's credit facility and derivative contracts, (ii) issuers to Pioneer's investment securities and (iii) purchasers of Pioneer's oil, NGL and gas production and downstream sales of purchased oil and gas; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, operating cash flow, well costs, capital expenditures, rates of return, expenses, and cash flow from downstream purchases and sales of oil and gas, net of firm transportation commitments; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change on the Company's operations and demand for its products; cybersecurity risks; the risks associated with the ownership and operation of the Company's water services business and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The Company undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. See the supplemental schedules for a reconciliation of first quarter free cash flow to the comparable GAAP number. Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 2: "Return on Capital Employed (ROCE)" is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market (MTM) adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for tax-effected noncash MTM adjustments, unusual items and interest expense) and average net debt. Forecasted ROCE is a non-GAAP financial measure. Due to its forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 3: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 4: Calculated by dividing the Company’s annualized second quarter total dividend per share by the Company's closing stock price on April 26, 2022.
Footnote 5: Future dividends, whether variable or base, are authorized and determined by the Company's board of directors in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation the Company's liquidity and capital resources, the Company's results of operations and anticipated future results of operations, the level of cash reserves the Company may establish to fund future capital expenditures or other needs, and other factors the board of directors deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends. Any future variable dividends, if declared and paid, will by their nature fluctuate based on the Company’s free cash flow, which will depend on a number of factors beyond the Company’s control, including commodities prices.

Footnote 6: Calculated by dividing the Company’s annualized second quarter total dividend per share plus annualized first quarter share repurchases per share by the Company's closing stock price on April 26, 2022.

Footnote 7: Excludes unusual expenses of $47 million related to the early extinguishment of the Company's 0.75% Senior Notes due 2024 and 4.45% Senior Notes due 2026.

Footnote 8: Forecasted operating cash flow is a non-GAAP financial measure. The 2022 estimated operating cash flow number represents January through March 2022 cash flow (before working capital changes) plus April through December forecasted cash flow (before working capital changes) based on strip pricing and utilizing the midpoint of 2022 production guidance. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Note: Estimates of future results, including cash flow and free cash flow, are based on the Company’s internal financial model prepared by management and used to assist in the management of its business. Pioneer’s financial models are not prepared with a view to public disclosure or compliance with GAAP, any guidelines of the SEC or any other body. The financial models reflect numerous assumptions, in addition to those noted in this news release, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult, if not impossible to predict, and many are beyond Pioneer’s control. Accordingly, there can be no assurance that the assumptions made by management in preparing the financial models will prove accurate. It is expected that there will be differences between actual and estimated or modeled results, and actual results may be materially greater or less than those contained in the Company’s financial models.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Greg Wright - 972-969-1770
Chris Leypoldt - 972-969-5834

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,385	$3,847
Restricted cash	9	37
Accounts receivable, net	2,397	1,685
Inventories	493	369
Investment in affiliate	231	135
Short-term investments, net	640	58
Other	94	42
Total current assets	6,249	6,173
Oil and gas properties, using the successful efforts method of accounting	41,196	40,517
Accumulated depletion, depreciation and amortization	(12,971)	(12,335)
Total oil and gas properties, net	28,225	28,182
Other property and equipment, net	1,692	1,694
Operating lease right-of-use assets	320	348
Goodwill	243	243
Other assets	131	171
	$36,860	$36,811

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,724	$2,559
Interest payable	23	53
Income taxes payable	62	45
Current portion of long-term debt	244	244
Derivatives	556	538
Operating leases	113	121
Other	334	513
Total current liabilities	4,056	4,073
Long-term debt	5,446	6,688
Derivatives	1	25
Deferred income taxes	2,571	2,038
Operating leases	222	243
Other liabilities	896	907
Equity	23,668	22,837
	$36,860	$36,811

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues and other income:
Oil and gas	$3,930	$1,824
Sales of purchased commodities	2,217	1,240
Interest and other income, net	126	60
Derivative loss, net	(135)	(691)
Gain on disposition of assets, net	34	11
	6,172	2,444
Costs and expenses:
Oil and gas production	416	252
Production and ad valorem taxes	224	113
Depletion, depreciation and amortization	614	474
Purchased commodities	2,152	1,255
Exploration and abandonments	14	19
General and administrative	73	68
Accretion of discount on asset retirement obligations	4	1
Interest	37	39
Other	77	304
	3,611	2,525
Income (loss) before income taxes	2,561	(81)
Income tax benefit (provision)	(552)	11
Net income (loss) attributable to common stockholders	$2,009	$(70)

Net income (loss) per share attributable to common stockholders:
Basic	$8.25	$(0.33)
Diluted	$7.85	$(0.33)

Weighted average shares outstanding:
Basic	243	210
Diluted	256	210

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$2,009	$(70)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	614	474
Exploration expenses	5	3
Deferred income taxes	532	(18)
Gain on disposition of assets, net	(34)	(11)
Loss on early extinguishment of debt	47	5
Accretion of discount on asset retirement obligations	4	1
Interest expense	3	1
Derivative-related activity	67	370
Amortization of stock-based compensation	19	52
Investment valuation adjustments	(114)	(54)
Other	30	45
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(697)	(330)
Inventories	(126)	(90)
Operating lease right-of-use assets	28	30
Other assets	(28)	(14)
Accounts payable	178	265
Interest payable	(30)	(57)
Income taxes payable	17	7
Operating leases	(29)	(31)
Other liabilities	89	(201)
Net cash provided by operating activities	2,584	377
Net cash used in investing activities	(1,313)	(348)
Net cash used in financing activities	(2,761)	(806)
Net decrease in cash, cash equivalents and restricted cash	(1,490)	(777)
Cash, cash equivalents and restricted cash, beginning of period	3,884	1,501
Cash, cash equivalents and restricted cash, end of period	$2,394	$724

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended March 31,
	2022	2021
Average Daily Sales Volume:
Oil (Bbls)	355,270	281,017
Natural gas liquids ("NGLs") (Bbls)	152,929	105,675
Gas (Mcf)	777,343	523,467
Total (BOE)	637,756	473,937

Average Price:
Oil per Bbl	$94.60	$56.71
NGLs per Bbl	$41.37	$25.90
Gas per Mcf	$4.81	$3.04
Total per BOE	$68.48	$42.75

	Three Months Ended March 31,
	2022	2021
Margin Data ($ per BOE):
Average price	$68.48	$42.75
Production costs	(7.24)	(5.90)
Production and ad valorem taxes	(3.90)	(2.64)
	$57.34	$34.21

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common stockholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) plus the after-tax interest expense associated with the Company's convertible senior notes that are assumed to be converted into shares (iv) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended March 31,
	2022	2021
Net income (loss) attributable to common stockholders	$2,009	$(70)
Participating share-based earnings	(5)	—
Basic net income (loss) attributable to common stockholders	2,004	(70)
Adjustment to after-tax interest expense to reflect the dilutive impact attributable to convertible senior notes	1	—
Diluted net income (loss) attributable to common stockholders	$2,005	$(70)

Basic weighted average shares outstanding	243	210
Convertible senior notes dilution	13	—
Diluted weighted average shares outstanding	256	210

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)
EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$2,009	$(70)
Depletion, depreciation and amortization	614	474
Exploration and abandonments	14	19
Accretion of discount on asset retirement obligations	4	1
Interest expense	37	39
Income tax provision (benefit)	552	(11)
Gain on disposition of assets, net	(34)	(11)
Loss on early extinguishment of debt	47	5
Derivative-related activity	67	370
Amortization of stock-based compensation	19	52
Investment valuation adjustments	(114)	(54)
Other	30	45
EBITDAX (a)	3,245	859
Cash interest expense	(34)	(38)
Current income tax provision	(20)	(7)
Discretionary cash flow (b)	3,191	814
Cash exploration expense	(9)	(16)
Changes in operating assets and liabilities, net of effects of acquisition	(598)	(421)
Net cash provided by operating activities	$2,584	$377
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; loss on early extinguishment of debt; noncash derivative-related activity; amortization of stock-based compensation; noncash valuation adjustments on investment in affiliate and short-term investments; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities, net of effects of acquisition and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's derivative positions and (ii) the Company's equity investments in ProPetro Holding Corp. ("ProPetro") and Laredo Petroleum, Inc. ("Laredo"), and unusual items is as follows:

		Three Months Ended March 31, 2022
	Ref	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders		$2,009	$7.85
Noncash MTM adjustments:
Derivative loss ($67 MM pretax)		52	0.20
Investment gain ($114 MM pretax)		(89)	(0.35)
Adjusted income excluding noncash MTM adjustments		1,972	7.70
Unusual items:
Loss on early extinguishment of debt ($47 MM pretax)	(a)	37	0.14
Gain on disposition of assets ($34 MM pretax)	(b)	(27)	(0.10)
Adjusted income excluding noncash MTM adjustments and unusual items		$1,982	$7.74
_____________________

(a)	Represents the loss on early extinguishment of the Company's 0.750% Senior Notes due 2024 and 4.450% Senior Notes due 2026.
(b)	Primarily represents realized gains on the sale of certain undeveloped acreage in the Midland Basin.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

Three Months Ended March 31, 2022
Net cash provided by operating activities	$2,584
Changes in operating assets and liabilities	598
Less: Capital expenditures (a)	(852)
Free cash flow	$2,330
_____________________
(a)Capital expenditures are calculated as follows:

Three Months Ended March 31, 2022
Costs incurred	$825
Excluded items (a)	5
Other property, plant and equipment capital (b)	22
Capital expenditures	$852
______________________

(a)
Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs for the three months ended March 31, 2022. Includes measurement period adjustments attributable to the Company's DoublePoint acquisition in May 2021 that resulted in a $28 million decrease in acquisition costs incurred.

(b)	Includes other property, plant and equipment additions related to water infrastructure and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of March 31, 2022
(Volumes are average daily amounts)

	2022
	Second Quarter	Third Quarter	Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Midland/WTI basis swap contracts:
Volume (a)	26,000	26,000	26,000
Price differential	$0.50	$0.50	$0.50
Average daily gas production associated with derivatives (MMBtu):
Dutch TTF swap contracts:
Volume	30,000	30,000	30,000
Price	$7.80	$7.80	$7.80
______________________
(a)The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells a portion of its Midland Basin oil and the WTI index price.
Additionally, as of March 31, 2022, the Company has outstanding derivative contracts for 3,000 Bbls per day of Brent basis swaps for January 2024 through December 2024 production. The basis swap contracts fix the basis differential between the WTI index price (the price at which the Company buys Midland Basin oil for transport to the Gulf Coast) and the Brent index price (the price at which the Midland Basin purchased oil is sold in the Gulf Coast market) at a weighted average differential of $4.33.
Marketing derivatives. The Company's marketing derivatives reflect two long-term marketing contracts that were entered in October 2019. Under the contract terms, beginning on January 1, 2021, the Company agreed to purchase and simultaneously sell 50 thousand barrels of oil per day at an oil terminal in Midland, Texas for a six-year term that ends on December 31, 2026. The price the Company pays to purchase the oil volumes under the purchase contract is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through a Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Loss, Net
(in millions)

Three Months Ended March 31, 2022
Noncash changes in fair value:
Oil derivative loss, net	$(3)
Gas derivative loss, net	(108)
Marketing derivative gain, net	44
Total noncash derivative loss, net	(67)

Net cash payments on settled derivative instruments:
Oil derivative payments	(1)
Gas derivative payments, net	(56)
Marketing derivative payments	(11)
Total cash payments on settled derivative instruments, net	(68)
Total derivative loss, net	$(135)